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                                                                    Exhibit 23.1



               Consent of Ernst & Young LLP, Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-2, No. 33-00000), and related Prospectus of Datametrics Corporation for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated December 9, 1994, except for the fourth paragraph of Note 6, as to which the date is December 23, 1994, with respect to the financial statements and schedules of Datametrics Corporation included or incorporated in its Annual Report (Form 10-
K) for the year ended October 30, 1994, filed with the Securities and Exchange Commission.



                                                           /s/ ERNST & YOUNG LLP
                                                               ERNST & YOUNG LLP

Woodland Hills, California
May 18, 1995